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                                                                   EXHIBIT 10.14


                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


         THIS SECOND AMENDMENT, made this 12th day of April, 2000, is by and among Bank of America, N.A., the successor to NationsBank, N.A. (the "Bank"), Wilmington Surgery Center, L.P., a Tennessee limited partnership (the "Borrower") and Symbion Ambulatory Resource Centres, Inc., a Tennessee corporation and the successor to Ambulatory Resource Centres, Inc. (the "Guarantor").

                                    RECITALS

         Bank has previously made a loan to the Borrower, an Affiliate of Guarantor, pursuant to a Loan and Security Agreement dated May 24, 1999 (as amended from time to time, the "Loan Agreement"). The Loan Agreement was amended pursuant to an Amendment to Loan Agreements dated June 25, 1999 among Bank, Borrower, Guarantor and ARC Kentucky, LLC. Capitalized terms not otherwise defined in this Second Amendment shall have the meaning provided in the Loan Agreement. Borrower has requested that Bank make certain changes to the Loan Agreement. The Bank is willing to do so, subject, among other things, to the execution of this Amendment and compliance with the terms hereof.

         NOW, THEREFORE, the parties to this Second Amendment hereby agree as follows:

         Article I. Amendment to Loan Agreement. The parties hereto amend the Loan Agreement as follows:

                  Section 1.1. The following definitions are hereby added to
Section 1 of the Loan Agreement in appropriate alphabetical order:

                           '"COMPLIANCE DATE" means, provided no Event of
                  Default occurs between April 12, 2000 and such date and provided no Unmatured Default exists at such date, the date on which Borrower has delivered certificates to Bank evidencing to Bank's reasonable satisfaction, for two consecutive Quarterly Periods (the second of which must be a Quarterly Period ending at or after September 30, 2000), that (A) Borrower has complied with the covenants set forth in Paragraph 6.15(b) through (e), and (B) the ratio of Borrower's Cash Flow to Borrower's Debt Service has been greater than 1.10:1.00.

                           "COMPLIANCE QUARTER" means the second of the two
                  consecutive Quarterly Periods referenced above in the definition of Compliance Date.

                           "CONSOLIDATED FUNDED DEBT" means, at any date, with
                  respect to Symbion and its Subsidiaries, all of the following obligations

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                  (without duplication) as of such date: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable or other short term liabilities other than indebtedness for borrowed money arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all contingent and non-contingent obligations to reimburse any bank or other person in respect of amounts payable or paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Symbion and/or any of its Subsidiaries, whether or not such debt is assumed, and (h) all Guarantee Obligations.

                           "DE NOVO LOSSES" means, at any date, the aggregate,
                  cumulative losses of each Subsidiary operating a surgery center which has been accepting patients for less than nine
                  (9) months.

                           "EXCESS CASH" means, at any date, for any Person,
                  such Person's cash on hand less the amount of the Required Cash Availability at such date.

                           "NON-RECOURSE DEBT" means, at any date, that portion
                  of Consolidated Funded Debt which is not a corporate obligation of Symbion, and is included within the definition of Consolidated Funded Debt solely because it is Indebtedness of a Subsidiary.

                           "QUARTERLY COMPLIANCE DATE" means the last day of the
                  second consecutive Quarterly Period referenced above in the definition of Compliance Date.

                           "REQUIRED CASH AVAILABILITY" means, at any date, for
                  any Person, an amount equal to such Person's anticipated operating expenses for the succeeding two weeks.'

                  Section 1.2 Section 6.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

                           "6.15 Financial Ratios. The Borrower will maintain or
                  cause to be maintained, the following financial ratios and covenants:

                           (a) for each Quarterly Period, (i) beginning with the Quarterly Period ending March 31, 2000, a ratio of Borrower's Cash Flow to the sum of Borrower's Debt Service minus $26,786, of not less


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                  than 1.05:1.00, and (ii) beginning with the first Quarterly
                  Period ending after the Compliance Quarter, a ratio of Borrower's Cash Flow to the sum of Borrower's Debt Service of not less than 1.10:1.00;

                           (b) At all times, Borrower's cash on hand shall be
                  greater than Borrower's Required Cash Availability. Promptly following a request from Bank, Borrower shall provide evidence reasonably satisfactory to Bank to document compliance with this covenant;

                           (c) At all times, the sum of Borrower's Shareholder's
                  Equity plus the outstanding principal balance of all Indebtedness for money borrowed from Guarantor by Borrower shall be greater than $4,000,000;

                           (d) At all times, the Shareholders' Equity of
                  Symbion, calculated on a consolidated basis, shall be greater than $25,000,000 plus eighty-five percent (85%) of (i) the aggregate amount of any new equity raised by Symbion after June 25, 1999 and (ii) the aggregate, cumulative, positive Net Income of Symbion (without any credit or deduction in the event Net Income is a negative number) after June 25, 1999;

                           (e) At the end of each Quarterly Period, beginning
                  with the Quarterly Period ending September 30, 1999 and continuing through and including the Quarterly Period ending September 30, 2000, the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less (B) Symbion's Excess Cash to
                  (ii) the sum of (X) EBITDA for such Quarterly Period, plus (Y) the lesser of (1) $125,000 or (2) the De Novo Losses at such date, giving Pro-Forma Effect to any Acquisition made and any Indebtedness incurred therewith as of the date of determination, shall be less than 3.75:1.00; and

                           (f) At the end of each Quarterly Period beginning
                  with the Quarterly Period ending December 31, 2000 and continuing through each Quarterly Period ending thereafter, the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less (B) Symbion's Excess Cash to (ii) Symbion's consolidated EBITDA for such Quarterly Period, giving Pro-Forma Effect to any Acquisition made and any Indebtedness incurred therewith as of the date of determination, shall be less than 3.50:1.00; provided, however, if the result of such ratio is greater than or equal to 3.50:1.00 and less than 3.75:1.00, the Borrower shall be in compliance with this covenant for such Quarterly Period if the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less (B) Symbion's Excess Cash less (C) Symbion's Non-Recourse Debt to (ii) Symbion's consolidated EBITDA for such Quarterly Period,


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                  giving Pro-Forma Effect to any Acquisition made and any
                  Indebtedness incurred therewith as of the date of determination, shall be less than 3.50:1.00."

                  Section 1.3. The following is hereby added to the Loan Agreement as Section 6.17:

                           "6.17 Cash Collateral. On or before April 21, 2000
                  Borrower shall purchase a certificate of deposit issued by Bank in the amount of not less than $750,000, and Borrower shall maintain such certificate of deposit until no longer required to do so pursuant to this Paragraph 6.17. Borrower hereby acknowledges that Bank shall be entitled to exercise full rights of setoff with respect to the certificate of deposit. Provided no Event of Default occurs between April 12, 2000 and the Compliance Date and provided no Unmatured Default exists at the Compliance Date, upon the Compliance Date, Borrower shall no longer be required to maintain the certificate of deposit, and this Paragraph 6.17 shall be inapplicable and such funds shall be returned to Borrower in full. Until the Compliance Date, Borrower shall not make any payment of principal or interest owed on any indebtedness of Borrower to Guarantor, Symbion or any other Affiliate of Borrower."

                  Section 1.4. The following is hereby added to the Loan Agreement as Section 6.18:

                           "6.18 Symbion Financing. If, after April 12, 2000,
                  Symbion enters into any financing arrangement which imposes covenants upon Symbion that are more restrictive than, or in addition to, the covenants imposed by the Loan Agreement, Borrower will promptly notify Bank, and Borrower, Guarantor and Symbion will promptly execute any documentation reasonably requested by Bank to add such covenants to the Loan Agreement."

         Article II.       General.

                  Section 2.1 Loan Agreement. Except as amended hereby, the provisions of the Loan Agreement shall remain in full force and effect. References in the Loan Agreement and the other Loan Documents shall be references to the Loan Agreement as amended by this Second Amendment.

                  Section 2.2 Symbion Indebtedness. If Symbion enters into any financing arrangement after April 12, 2000 which imposes covenants upon Symbion that are more restrictive than, or in addition to, the covenants imposed by the Loan Agreement, such covenants shall be incorporated by reference into the Loan Agreement, unless, within ten (10) days after Symbion enters into such financing


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arrangement, Borrower, Guarantor and Symbion execute the documentation referenced in Section 1.5 of this Second Amendment.

                  Section 2.3 Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to its choice of law rules.

                  Section 2.4 Execution in Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

                  Section 2.5 Representations. Borrower hereby makes the following representations and warranties:

                           (a) as of the date hereof, Borrower has no defense
                  against payment of any or all of the Obligations;

                           (b) as of the date hereof, no Event of Default or
                  Unmatured Default has occurred or is continuing (after giving effect to this Amendment).



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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


BANK OF AMERICA, N.A.               WILMINGTON SURGERY CENTER, L.P.,
                                    a Tennessee limited partnership

                                    By: Ambulatory Resource Centers of
                                        Wilmington, Inc., its General Partner

BY: /s/ Elizabeth L. Knox           BY:/s/ Charles T. Neal
    ------------------------           -------------------

TITLE: Senior Vice President        TITLE: President and Chief Executive Officer
       ---------------------              --------------------------------------


                                    SYMBION AMBULATORY RESOURCE
                                    CENTRES, INC.


                                    BY: /s/ Charles T. Neal

                                    TITLE: President and Chief Executive Officer
                                          --------------------------------------


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